Exhibit 8.1

OPINION OF MUNGER, TOLLES & OLSON LLP
AS TO CERTAIN TAX MATTERS

June 26, 2017

Southern California Edison Company
SCE Trust VI
2244 Walnut Grove Avenue
Rosemead, California 91770

Ladies and Gentlemen:

As special tax counsel to Southern California Edison Company, a California corporation and SCE Trust VI, a Delaware statutory trust (the “Trust”), in connection with the issuance by the Trust of 19,000,000 of its 5.00% Trust Preference Securities (the “Trust Preference Securities”), as described in that certain prospectus dated June 19, 2017 (the “Prospectus”), we hereby confirm to you our opinion as set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, relating to the Trust Preference Securities, as filed by Southern California Edison with the Securities and Exchange Commission on or about June 26, 2017 and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP

35350227.2